Exhibit 99.2

Foley Trasimene Acquisition Corp. II Closes Partial Exercise of IPO Over-Allotment Option

Las Vegas, NV, August 26, 2020 (GLOBE NEWSWIRE) — Foley Trasimene Acquisition Corp. II (the “Company”) (NYSE: BFT.U) today announced the closing of the issuance of an additional 16,703,345 units pursuant to the partial exercise of the underwriters’ over-allotment option in connection with the Company’s initial public offering. The additional units were sold at the initial offering price of $10.00 per unit, generating additional gross proceeds of $167,033,450 to the Company and bringing the total gross proceeds of the initial public offering to $1,467,033,450.

The Sponsor of the Company is Trasimene Capital FT, LP II, an affiliate of Trasimene Capital Management, LLC, led by William P. Foley, II. Credit Suisse Securities (USA) LLC and BofA Securities, Inc. are acting as joint book-running managers for the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 18, 2020. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained, for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus, when available, may be obtained for free from the offices of Credit Suisse, Attention: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, telephone: (800)-221-1037 or by emailing: usa.prospectus@credit-suisse.com; or BofA Securities, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001 or by emailing: dg.prospectus_request@bofa.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Foley Trasimene Acquisition Corp. II

Foley Trasimene Acquisition Corp. II is a newly incorporated blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. For more information please visit https://www.foleytrasimene2.com/.

Cautionary Note Concerning Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contacts

Jamie Lillis, Managing Director, Solebury Trout, 203-428-3223, jlillis@soleburytrout.com

Shannon Devine, VP, Solebury Trout, 203-428-3228, sdevine@soleburytrout.com